UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2014

STW RESOURCES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52654	20-3678799
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3434 South County Road 1192 Midland, Texas 79706	79706
Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 686-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 5 –Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 22, 2014, we received a resignation notice from Audry Lee Maddox that he was resigning from his positions as Chief Operating Officer of STW Resources Holding Corp. (the “Company”), as well as officer and manager of the Company’s subsidiaries, including Chief Operating Officer and Manager of STW Pipeline Maintenance & Pipeline Construction, LLC., President and Manager of STW Oilfield Construction, LLC, and President of STW Energy Services, LLC, all effective retroactively on June 30, 2014. On the same day, Mr. Maddox provided the Company's Board of Directors with a resignation notice to resign as a director, also effective retroactively on June 30, 2014. Mr. Maddox’s resignation did not result from any disagreement on matters regarding the Company’s operations, policies or practices.

In connection with his resignation, the Company entered into a Termination Agreement with Mr. Maddox, effective retroactively on June 30, 2014, pursuant to which Mr. Maddox agreed that he would immediately resign from all positions as an employee, officer or director of the Company, including any subsidiary, effective June 30, 2014.  Further, Mr. Maddox agreed, as of July 1, 2014, to waive any obligation of the Company or any of its subsidiaries to pay him any manner of compensation under his independent contractor agreements with the Company. The Company agreed to use its best efforts to remove Mr. Maddox from any and all guarantees of the Company’s financial obligations in which Mr. Maddox serves as a guarantor, and to the extent that any guaranty obligations remain unreleased, the Company agreed to indemnify or hold Mr. Maddox harmless in connection therewith. With regard to outstanding cash compensation in the amount of $245,500, as a result of Mr. Maddox’s various employment with the Company and its subsidiaries through June 30, 2014, the Company agreed to pay a minimum monthly payment of $5,000 commencing on August 1, 2014, over a thirty-six (36) month period.  As to the outstanding director compensation in the amount of $37,500, as a result of Mr. Maddox’s directorship through June 30, 2014, both parties agreed it should be subject to approval by the Company’s Board of Directors at the meeting where all directors’ compensation for 2014 is approved or modified and then paid in cash or the Company’s shares of common stock in the sole discretion of the Board of Directors, which Board shall treat Mr. Maddox in the same manner as all of the other directors of the Company. As additional consideration to Mr. Maddox for the services he has provided over the years, the Company agreed to assign any of its rights in his membership in Ranchland County Club of Midland, Texas to Mr. Maddox in his sole name and issue Mr. Maddox as severance compensation one million five hundred (1,500,000) shares of the Company’s restricted common stock, issuable 30 days of the date of the Termination Agreement.

Section 9 –Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

10.1    Termination Agreement between the Company and Audry Lee Maddox dated July 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2014	STW Resources Holding Corp.

	By:	/s/ Stanley Weiner
Stanley Weiner, CEO